Exhibit 4.15

CONFIDENTIAL TREATMENT REQUESTED

THE PORTIONS OF THIS AGREEMENT MARKED WITH ASTERISKS WITHIN BRACKETS (“[***]”) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406. A COMPLETE COPY OF THIS AGREEMENT HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

ÉCLAT HOLDINGS, LLC,

a Delaware limited liability company;

ÉCLAT PHARMACEUTICALS, LLC,

a Delaware limited liability company;

FLAMEL TECHNOLOGIES SA, a société anonyme organized under the laws of the Republic of France and

FLAMEL US HOLDINGS, INC.,

a Delaware corporation;

Dated as of March 13, 2012

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TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	Capitalized Terms
Exhibit B	Loan Agreement and Note
Exhibit C	Warrant Agreement
Exhibit D	Registration Rights Agreement
Exhibit E	Security Agreement
Exhibit F	Guaranty of Flamel
Exhibit G	Guaranty of Company

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 13, 2012, by and among ÉCLAT HOLDINGS, LLC, a Delaware limited liability company (the “Seller”), ÉCLAT PHARMACEUTICALS, LLC, a Delaware limited liability company (the “Company”), FLAMEL US HOLDINGS, INC., a Delaware corporation (the “Buyer”) and FLAMEL TECHNOLOGIES SA, a société anonyme organized under the laws of the Republic of France (“Flamel”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

The Seller desires to sell, and the Buyer desires to purchase, all of the issued and outstanding membership interests of the Company, consisting of 10,000 Units (the “Units”), for the consideration and on the terms set forth herein.

AGREEMENT

The Parties to this Agreement, intending to be legally bound, agree as follows:

1.             DESCRIPTION OF TRANSACTION

1.1           Purchase and Sale.

On the terms and subject to the conditions of this Agreement, effective at the Effective Time, Seller shall sell and deliver to the Buyer, and the Buyer shall purchase and accept from Seller, all of the Units, free and clear of all Encumbrances, in exchange for the consideration set forth herein.

1.2           Consideration.

In consideration of the sale of the Units, the Buyer shall pay and/or issue, as applicable, to the Seller the Note and the Warrant Consideration at Closing and shall pay the Deferred Consideration in accordance with Section 1.7.

(a)          The “Note” shall be a secured promissory note issued by the Buyer in favor of the Seller at Closing pursuant to the Note Agreement attached hereto as Exhibit B (the “Loan Agreement”) with a principal amount equal to $12,000,000.

(b)          The “Warrant Consideration” shall consist of issuance of the Warrant Agreements (the “Warrant Agreement”) attached hereto as Exhibit C by Flamel which Flamel shall contribute to the Buyer and the Buyer shall immediately transfer to the Seller at Closing. As promptly as practicable after Closing, but not later than September 30, 2012, Flamel shall convene a meeting of the holders of its Ordinary Shares in accordance with French law and Flamel’s organizational documents for the purpose of voting on the approvals set forth in the definition of “Shareholder Approval Date” in the Warrant Agreement. Flamel and its Board of Directors shall recommend that holders of its Ordinary Shares approve the items set forth in the definition of “Shareholder Approval Date” in the Warrant Agreement at any meeting held with respect to such approval. For the avoidance of doubt, nothing in this Section 1.2(b) shall be construed to modify the definition of “Shareholder Approval Date” under the Warrant Agreement.

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1.3           Closing Balance Sheet and Adjusted Working Capital Statement.

(a)          Schedule 1.3(a) sets forth an agreed estimate of the Adjusted Working Capital, which amount shall be equal to at least $2,000,000 (the “Estimated Adjusted Working Capital”).

(b)          Within 60 days after the Closing, the Buyer will prepare and deliver to Seller (i) a consolidated balance sheet (the “Closing Balance Sheet”) of the Company as of the Effective Time, prepared in accordance with GAAP, applied consistently in the same manner as the Financial Statements (including the methodologies for calculating reserves) and (ii) a statement setting forth in reasonable detail the actual Adjusted Working Capital as of the Effective Time based on the Closing Balance Sheet (the “Adjusted Working Capital Statement”).

(c)          The Seller shall have the right to review the work papers of the Buyer used in preparing the Closing Balance Sheet, and shall have reasonable access to the books and records of the Company for purposes of verifying the accuracy and fairness of the presentation of the Closing Balance Sheet and the Adjusted Working Capital Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of the Buyer.

(d)          If the Seller does not accept the Closing Balance Sheet or the Adjusted Working Capital Statement, the Seller shall give written notice to the Buyer within 30 days after delivery thereof that sets forth in reasonable detail the basis and the purported amount for each objection (the “Working Capital Objection Notice”). If the Seller does not provide such Working Capital Objection Notice within such 30-day period, the Seller shall be deemed to have accepted the Closing Balance Sheet and the Adjusted Working Capital Statement.

(e)          The Buyer and the Seller shall use reasonable commercial efforts in good faith to resolve any objections raised in the Working Capital Objection Notice for 30 days. If the Buyer and the Seller are unable to resolve any disagreement within 30 days after delivery of the Working Capital Objection Notice, the parties will engage Grant Thornton (the “Reviewing Accountant”) to resolve the issues in dispute. The Reviewing Accountant will apply accounting principles, in accordance with the provisions of this Agreement, to the issues at hand and will not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement, and the Reviewing Accountant’s engagement will be limited in scope to the disputed issues and amounts identified in the Working Capital Objection Notice. The parties will instruct the Reviewing Accountant to elect the position of either the Buyer or the Seller as a resolution for each item of disagreement, not to impose an alternative resolution with respect to any item of disagreement, to make its determination based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review and to render its decision within 30 days of the engagement. The fees, costs and expenses of the Reviewing Accountant will be paid by the Seller and by the Buyer in the same proportion that the aggregate amount of the disputed items submitted to the Reviewing Accountant that are unsuccessfully disputed by such party, as finally determined by the Reviewing Accountant, bears to the amount of such disputed items so submitted. The determination of the Reviewing Accountant will be final and binding on the Parties.

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1.4           Post-Closing Payments.

Within five Business Days after the Closing Balance Sheet is deemed final pursuant to Section 1.3, (i) if the actual Adjusted Working Capital exceeds $2,000,000, then Buyer shall pay to Seller the amount of such excess in cash, and (ii) if the actual Adjusted Working Capital is less than $2,000,000, then the Seller shall pay the Buyer the amount of such deficiency in cash.

1.5           Indebtedness.

Immediately prior to the Closing, the current lenders of the Company Indebtedness shall contribute all rights, title and interest constituting or related to the Company Indebtedness to the Seller as capital contributions, and the Seller shall further contribute all such rights title and interest to the Company, with the effect that at Closing there shall be no Company Indebtedness, all documents related to the Company Indebtedness are terminated and all liens thereunder are released (the “Company Indebtedness Termination”).

1.6           Closing; Effective Time; Closing Deliveries.

(a)         Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the electronic or other exchange of documents and signature pages, on the date hereof, such date referred to herein as the “Closing Date”. The Closing will be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”), and all actions scheduled in this Agreement to take place at the Closing shall be deemed to occur simultaneously at such time.

(b)         Closing Documents Delivered to the Sellers. At or prior to the Closing, the Seller shall have received:

(i)          The Loan Agreement and the Note executed and delivered by the Buyer;

(ii)         The Warrant Agreement executed and issued by Flamel evidencing the Warrant Consideration;

(iii)        The Registration Rights Agreement, attached hereto as Exhibit D, executed and delivered Flamel;

(iv)        The Security Agreement (the “Security Agreement”), attached hereto as Exhibit E, executed and delivered by the Company;

(v)         The Guaranty attached hereto as Exhibit F, executed and delivered by Flamel (the “Flamel Guaranty”); and

(vi)        The Guaranty attached hereto as Exhibit G, executed and delivered by the Company (the “Company Guaranty”).

(c)         Closing Documents Delivered to the Buyer. At or prior to the Closing, the Buyer shall have received:

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(i)          Resignation letters, in form and substance reasonably acceptable to Buyer, of each of the managers and certain officers specified by the Buyer of the Company Parties, effective as of the Effective Time;

(ii)         A certificate executed by the Secretary of the Seller certifying that (A) attached thereto is a true and complete copy of the Seller’s certificate of formation and all amendments thereto and then in effect, certified by the Secretary of State of the State of Delaware; (B) attached thereto is a certificate of good standing of the Seller from the Secretary of State of the State of Delaware, dated not more than five days before the Closing Date; (C) attached thereto is a true and complete copy of the Seller’s limited liability company agreement and all amendments thereto and then in effect; (D) attached thereto is a true and complete copy of the resolutions adopted by the members and managers of the Seller authorizing the execution, delivery and performance of the Agreement and transactions contemplated hereby; and (E) as to the incumbency and signatures of each individual who will execute documents at the Closing on behalf of the Seller;

(iii)        A certificate executed by the Secretary of the Company certifying that (A) attached thereto is a true and complete copy of the Company’s certificate of formation and all amendments thereto and then in effect, certified by the Secretary of State of the State of Delaware; (B) attached thereto are certificates of good standing of the Company from its jurisdiction of organization and in each jurisdiction in which it is licensed or qualified to conduct business; dated not more than five days before the Closing Date; (C) attached thereto is a true and complete copy of the Company’s limited liability company agreement and all amendments thereto and then in effect; (D) attached thereto is a true and complete copy of the resolutions adopted by the members and managers of the Company authorizing the execution, delivery and performance of the Agreement and transactions contemplated hereby, and (E) as to the incumbency and signatures of each individual who will execute documents at the Closing on behalf of the Company;

(iv)        Documentation from the Company evidencing the Company Indebtedness Termination which provides that (A) after giving effect to the contributions set forth in Section 1.5, (1) all agreements related to the Company Indebtedness are terminated, (2) all obligations related to the Company Indebtedness are deemed paid in full, and (3) all liens related to the Company Indebtedness are released and (B) the Seller and the Company authorize the Buyer to file any UCC termination statements deemed appropriate by the Buyer to effect the Company Indebtedness Termination; and

(v)         Documentation from FSC Laboratories acknowledging receipt and payment in full of all amounts due by the Company under the FSC Agreement.

1.7           Deferred Consideration.

(a)          Deferred Payments. The Buyer shall pay (or cause to be paid) to the Seller (or its successors and assigns) quarterly deferred payments (each, a “Launch Products Deferred Payment”) equal to 20.0% of Launch Products Gross Profit for such quarter (collectively, the “Launch Products Deferred Consideration”). The Buyer shall pay (or cause to be paid) to the Seller (or its successors and assigns) quarterly deferred payments (each, a “Hycet Deferred Payment”) equal to 100.0% of Hycet Gross Profit for such quarter (collectively, the “Hycet Deferred Consideration”), up to a maximum of $1,000,000.

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(b)          Payment of the Deferred Payments. The Launch Products Deferred Payments described in Section 1.7(a) shall accrue daily and shall be paid quarterly in arrears for each quarter from and after the Closing. The Hycet Deferred Payments described in Section 1.7(a) shall accrue daily and shall be paid quarterly in arrears for each quarter from and after the Closing until $1,000,000 in the aggregate of Hycet Deferred Payments have been paid to the Seller. No later than two Business Days following the date Flamel files its Earnings Report (if a public filing) or has prepared its Earnings Report (if not a public filing) for each calendar quarter (but in no event later than sixty days following the last day of each of the first three quarters and one hundred twenty days following the last day of the fourth quarter of each calendar year), the Buyer shall pay to the Seller the Launch Products Deferred Payment and Hycet Deferred Payment, as applicable, for such quarter. On the same day it makes a Launch Products Deferred Payment or Hycet Deferred Payment pursuant to this Section 1.7(b), the Buyer shall deliver or cause to be delivered to the Seller a written statement showing all Net Sales of Product and Net Sales of Launch Products, as applicable, during such quarter and the Buyer’s computation of such Launch Products Gross Profit and Hycet Gross Profit, as applicable, and the corresponding Launch Products Deferred Payment and Hycet Deferred Payment, as applicable (each a “Deferred Payment Calculation”). All Launch Products Deferred Payments and Hycet Deferred Payments shall be made by wire transfer of immediately available funds to the account(s) designated in writing by the Seller no later than five Business Days prior to the date such Launch Products Deferred Payment and Hycet Deferred Payment shall be due.

(c)          Delinquent Deferred Payments. Any Launch Products Deferred Payment or Hycet Deferred Payment not paid when due shall bear interest at the Default Rate, compounded daily, or the highest rate then permitted by applicable law, whichever is less.

(d)          Audit Right. Upon not less than ten Business Days written notice (the “Audit Notice”), the Seller shall have the right to audit the books and records of the Buyer and the Company Parties for the purpose of determining the correctness of their computation and payment of any Launch Products Deferred Payment and/or Hycet Deferred Payment for up to three years prior to the date of the Audit Notice and for the purposes of determining compliance with the other covenants set forth in this Section 1.7. Such audit may not be conducted more than once in any calendar year and shall be conducted during normal business hours at the Seller’s cost, provided, that any accounting firm or other Representative involved enters into a reasonable confidentiality agreement with the Company (to be approved by the Company in its sole reasonable discretion) prior to commencing any such audit. The Buyer shall provide the Seller and its advisors with reasonable access to all pertinent books and records of the Company related to the Product or the Launch Products and shall reasonably cooperate with the Seller’s and its advisors’ efforts to conduct such audits. The Seller may object to any Deferred Payment Calculation by delivering a written notice of objection (a “Deferred Payment Calculation Objection Notice”), which shall specify the items in the applicable Deferred Payment Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller delivers a Deferred Payment Calculation Objection Notice, Buyer and Seller shall negotiate in good faith for up to ten Business Days to resolve the disputed items and agree upon the resulting amount of the Launch Products Deferred Payment and/or Hycet Deferred Payment that is the subject of the Deferred Payment Calculation Objection Notice. If Buyer and Seller are unable to reach agreement within ten Business Days after the Deferred Payment Calculation Objection Notice has been delivered, all unresolved disputed items shall be promptly referred to the Reviewing Accountant. The Reviewing Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Deferred Payment Calculation as promptly as practicable, but in no event greater than 30 days after such submission to the Reviewing Accountant, and to resolve only those unresolved disputed items set forth in the Deferred Payment Calculation Objection Notice. If unresolved disputed items are submitted to the Reviewing Accountant, Buyer and Seller shall each furnish to the Reviewing Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Reviewing Accountant may reasonably request. The Reviewing Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The Reviewing Accountant will not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The resolution of the dispute and the calculation of the Launch Products Deferred Payment and/or Hycet Deferred Payment that is the subject of the Deferred Payment Calculation Objection Notice by the Reviewing Accountant shall be final and binding on the parties hereto. If there has been an underpayment of the aggregate Launch Products Deferred Payment and/or Hycet Deferred Payment due for the period being audited of more than five percent (5%) of the amount due for the period, the Buyer shall reimburse the Seller for the reasonable out-of pocket costs (including Reviewing Accountants’ fees) incurred by the Seller pursuant to this Section 1.7(d).

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(e)          Assignment or Sublicense by the Buyer. The Buyer shall continue to be obligated to pay the Launch Products Deferred Payments and Hycet Deferred Payments on all sales by all direct or indirect licensees and assignees of any rights to sell, market or otherwise distribute the Product and/or the Launch Products, and the provisions of this Section 1.7 shall apply to all such sales as if made directly by the Buyer.

(f)          Covenants of the Buyer.

(i)          Regulatory Approvals. The Company shall use all commercially reasonable efforts to obtain approval of each NDA necessary to sell each Launch Product in the United States of America. Without limiting the foregoing, the Company shall (A) initiate development and manufacturing of all Launch Products through a third-party (if this has not already occurred as of Closing) and (B) pursue a pre-IND/pre-NDA meeting with the FDA for each of the Launch Products (if this has not already occurred as of Closing). The Company shall also use commercially reasonable efforts to (x) cause registration batches of each Launch Product to be manufactured and (y) cause stability testing to be completed for each Launch Product, in each case unless the FDA states in the pre-IND/pre-NDA meeting applicable to such Launch Product that such Launch Product would not be approved without clinical trials or other unexpected conditions to approval that would make continued efforts to obtain the NDA necessary for commercialization of the Launch Product not commercially viable.

(ii)         Marketing of Launch Products. Upon approval to market any Launch Product, the Company shall take all commercially reasonable and appropriate actions to manufacture or have manufactured, package, label, distribute, offer for sale and sell such Launch Product. The Company shall take all commercially reasonable and appropriate actions to manufacture or have manufactured, package, label, distribute, offer for sale and sell Product for so long as it has an obligation to pay any Hycet Deferred Payment.

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(iii)        Credit Facility Restrictions. The Buyer and Flamel each represents and warrants that there are no restrictions or limitations on Buyer’s ability to make the payments that are or may be required to be paid to the Seller under this Agreement (directly or pursuant to the Flamel Guaranty or the Company Guaranty, as applicable) in any Contract of Flamel, the Buyer or the Buyer’s Subsidiaries (including in any loan agreement, note debenture or other document evidencing any indebtedness of Flamel, the Buyer and its Subsidiaries). Flamel shall not enter into, or amend, any Contract of it or its Subsidiaries after the Closing the effect of which is to place any restrictions or limitations on Flamel’s or the Company Parties’ ability to make the payments that are or may be required to be paid to the Seller under this Agreement (directly or pursuant to the Flamel Guaranty or the Company Guaranty, as applicable); provided, however, that the foregoing restriction shall not apply to (i) up to €15,000,000 of indebtedness of Flamel or its Subsidiaries owed to the French government (or one of its instrumentalities or agencies) or (ii) indebtedness incurred by Flamel or its Subsidiaries the proceeds of which are used to make any payments due under the Warrant Agreement.

(iv)        No Transfer Without Consent. The Company shall not transfer (whether by sale, assignment, merger, change of control, conveyance of rights, deed of trust, lien, license, sublicense, seizure or other transfer of any sort, voluntary or involuntary, including by operation of law) any of its right, title or interest in or to the Product Intellectual Property or Product Regulatory Rights unless the assignee/transferee agrees in writing to assume (in addition to the Buyer and the Company) all of the Buyer’s and the Company’s obligations under this Agreement; provided, however, such requirement shall not apply to (i) the direct or indirect license of Product Intellectual Property or Product Regulatory Rights to make, have made, use, promote, import, offer to sell or sell Product and/or Launch Products solely on behalf of, or for the benefit of, the Company or (ii) the direct or indirect license of Product Intellectual Property or Product Regulatory Rights for any reason other than to make, have made, use, promote, import, offer to sell or sell Product and/or Launch Products.

(g)          Acceleration. Notwithstanding anything to the contrary contained in this Section 1.7 (including, without limitation, the quarterly structuring of deferred payments set forth above), upon and at any time after the occurrence of any Acceleration Trigger Event, (x) an amount equal to the Accelerated Earn-Out Value (together with any applicable interest accrued thereon) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Buyer, and (y) the Seller may exercise any and all other rights and remedies available to it under this Agreement and applicable law. At least once per year, the Buyer will update in good faith its sales projections for the Product and the Launch Products.

(h)          No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Launch Products Deferred Payment and Hycet Deferred Payment shall not be represented by any form of certificate or other instrument and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Seller shall not have any rights as a securityholder of Buyer or the Company as a result of Seller's contingent right to receive any Launch Products Deferred Payment and Hycet Deferred Payment hereunder, and (iii) no interest is payable with respect to any Launch Products Deferred Payment and Hycet Deferred Payment except as provided in Section 1.7(c).

(i)          Security Interest. The Parties hereby acknowledge the grant of a security interest by Eclat Pharmaceuticals, LLC in the collateral set forth in the Security Agreement to secure the payment of the Launch Products Deferred Payments and Hycet Deferred Payments.

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1.8           Warrant Valuation.

The Buyer and the Seller agree that the value of the Warrant Consideration is set forth in Schedule 1.8.

1.9           FSC Agreement.

Immediately prior to the Effective Time, the Company shall pay all amounts due to FSC under the FSC Agreement, and the cash used to make such payment shall for purposes of clarification not be included in Adjusted Working Capital.

2.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each Company Party represents and warrants to the Buyer as set forth below, except as set forth in the written disclosure schedule delivered or made available by the Company Parties to the Buyer (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. The Disclosure Schedule may include items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Any information or matter disclosed on a Schedule shall be deemed to be disclosed on such Schedule and each other Schedule to the extent it is reasonably apparent on the face of the disclosure that such disclosure is applicable to such other Schedule.

2.1           Organization; Good Standing.

Each Company Party is duly organized, validly existing and in good standing under the laws of the state of its formation. Each Company Party has the requisite power and authority to own, lease or use its properties and assets and to conduct its business as presently conducted. Schedule 2.1 sets forth each jurisdiction in which any Company Party is licensed or qualified to do business, and each Company Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the assets or properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Schedule 2.1 lists all of the officers and directors of each Company Party.

2.2           Consents and Approvals; No Violation.

Except as disclosed in Schedule 2.2, neither the execution and delivery of this Agreement by the Seller nor the performance of its obligations hereunder nor the consummation by the Seller of the transactions contemplated hereby will: (i) conflict with or result in a breach, violation, or default of or under the certificate of formation or other governing or organizational document of any Company Party, (ii) require the consent of, or notice to, any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or any Company Party is a party or by which Seller or any Company Party is bound or to which any of their respective properties and assets are subject (including any Contract) or any Governmental Authorization affecting the properties, assets or business of the Company Parties, (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) on the assets or Equity Interests of any Company Party, or (iv) conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to the Seller or the Company Parties.

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2.3            Capital Stock; Subsidiaries.

(a)          The issued and outstanding membership interests of the Company consist of 10,000 Units. The Units transferred to the Buyer pursuant to this Agreement represent 100% of the issued and outstanding Equity Interests of the Company. The Seller is the sole record and beneficial owner and holder, free and clear of all Encumbrances, of all of the Units, and upon consummation of the transactions contemplated by this Agreement, Buyer shall own all the Units, free and clear of all Encumbrances except those created by Buyer. All of the Units were issued in compliance with all applicable Legal Requirements. None of the Units were issued in violation of any agreement, arrangement or commitment to which Seller or any Company Party is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other agreements, arrangements or commitments of any character pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any Units, membership interests or any other securities or interests, and there are no Equity Interests of the Company reserved for issuance for any purpose. The Company does not have any Contract to acquire any capital stock of or other Equity Interest in any Person.

(b)          The only Subsidiary of the Company is Talec Pharma, LLC. The Company is the sole record and beneficial owner and holder, free and clear of all Encumbrances, of all of the Equity Interests of Talec Pharma, LLC. All of the Equity Interests of Talec Pharma, LLC were issued in compliance with all applicable Legal Requirements. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other agreements, arrangements or commitments of any character pursuant to which any Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any Equity Interests, membership interests or any other securities or interests, and there are no Equity Interests of any Subsidiary reserved for issuance for any purpose. No Subsidiary has any Contract to acquire any capital stock of or other Equity Interest in any Person.

2.4           Financial Statements. Schedule 2.4

Contains the consolidated, unaudited balance sheet of the Company Parties as of December 31, 2011 (the “Balance Sheet”, and such date the “Balance Sheet Date”) and a consolidated, unaudited statement of income for the Company Parties for the year then ended (collectively, the “Financial Statements”). The Financial Statements (i) fairly present in all material respects the results of operations and financial position of the Company Parties for the periods and as of the dates referred to in the Financial Statements and (ii) have been prepared in a manner consistent with the books and records of the Company Parties and in accordance with GAAP throughout the periods covered thereby, subject to the absence of notes.

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2.5           Absence of Changes.

Since the Balance Sheet Date, except as set forth on Schedule 2.5:

(a)          no Company Party has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of its Equity Interests, and has not repurchased, redeemed or otherwise reacquired any of its Equity Interests.

(b)          there has been no amendment to the certificate of formation or other governing or organizational document of any Company Party, and no Company Party has adopted, effected or been a party to any merger, recapitalization or reclassification of its Equity Interests;

(c)          no Company Party has adopted any plan of consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy law or consented to the filing of any bankruptcy petition against it under any similar law;

(d)          no Company Party has formed any Subsidiary, made any capital investment in or acquired any equity interest in any other Entity;

(e)          the Company Parties have not made any capital expenditures which exceed $75,000 in the aggregate;

(f)          no Company Party has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $75,000 in the aggregate, or (B) the lease, purchase or sale of any product, or performance of services by or to a Company Party having a value in excess of $75,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract other than in the Ordinary Course of Business;

(g)           no Company Party has (i) acquired, leased or licensed any right or other property or asset from any other Person, (ii) sold, transferred, assigned or otherwise disposed of, or leased or licensed, any right, or other property or asset to any other Person, or (iii) waived or relinquished any right, except, in each case, in the Ordinary Course of Business;

(h)           no material damage, destruction or loss (whether or not covered by insurance) has occurred to any asset of any Company Party;

(i)          no Company Party has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any material Encumbrance other than Permitted Encumbrances, except for pledges of immaterial assets made in the Ordinary Course of Business;

(j)          no Company Party has (i) lent money to any Person, (ii) incurred, assumed or guaranteed any indebtedness for borrowed money or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of any Company Party;

(k)          no Company Party has changed any of its personnel policies or other business policies, or any of its methods of accounting or accounting practices in any material respect;

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(l)          no Company Party has (i) granted any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, (ii) changed the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) taken any action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(m)          no Company Party has made any loan to (or forgiveness of any loan to) other than ordinary course expense advancements, or entered into any other transaction with, any of its stockholders, directors, officers and employees;

(n)          no Company Party has entered into a new line of business or abandoned or discontinued any existing line of business;

(o)          no Company Party has (i) made any material Tax election, or adopted or changed any material accounting method in respect of Taxes, (ii) entered into any closing agreement, settled or compromised any claim or assessment in respect of Taxes other than with respect to a claim or assessment which existed on the date hereof and in an amount not greater than the liability or reserve that has been recorded with respect thereto in the Balance Sheet, or (iii) consented to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes;

(p)          no Company Party has threatened, commenced or settled any Legal Proceeding; and

(q)          no Company Party has agreed to take, or committed to take, any of the actions referred to in clauses “(a)” through “(p)” above.

2.6           Tax Matters.

Except as set forth on Schedule 2.6, (a) the Company Parties have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them prior to the Closing Date and all such filed Tax Returns are complete and accurate in all material respects, (b) the Company Parties have paid all material Taxes that are required to be paid by any of them prior to the Closing Date (whether or not shown on any Tax Return), (c) no claim has ever been made by a Tax Authority in a jurisdiction where the Company Parties do not file Tax Returns claiming that any Company Party is or may be subject to taxation in that jurisdiction, (d) the Company Parties have withheld and paid all material Taxes required to be withheld and paid in connection with amounts paid or owing to any employee or member, (e) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any assets of any Company Party, (f) no deficiencies have been asserted in writing or assessed by any taxing authority against any Company Party, (g) the Company Parties have not received written notice of any pending or threatened audits, examinations, investigations or other proceedings in respect of any Taxes or Tax Returns of the Company Parties and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes of the Company Parties, (h) no Company Party has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (i) the Company is classified as a corporation for U.S. federal income tax purposes, (j) no Company Party is a party to any Tax allocation or sharing agreement or has been a member of an affiliated group filing a consolidated Tax Return or has any liability for the Taxes of any other person under Treasury Reg. Section 1.1502-6 (or any similar provision) as a transferee or successor, by contract, or otherwise, (k) no Company Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting as described in IRC Section 481, (ii) a “closing agreement” as described in IRC Section 7121 or (iii) an installment sale or open sale transaction occurring before the Closing Date, (l) no Company Party is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of IRC Section 280G and (m) the Company Parties have made available to Buyer true, correct and complete copies of all Tax Returns filed and Tax examination reports and Tax deficiencies received by the Company Parties.

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2.7           Claims.

There are no claims or Legal Proceedings that are currently pending against any Company Party, or to the Company’s Knowledge that are (a) threatened against any Company Party or (b) that challenge, or reasonably could be expected to prevent or delay the transactions contemplated by this Agreement.

2.8           Compliance with Laws.

(a)          Each Company Party has complied and is now in compliance with all Legal Requirements applicable to it or its business, properties or assets. No Company Party has received any written notice from any Governmental Body or any other Person regarding (i) any actual, alleged or potential material violation of or material liability under any Legal Requirement, or (ii) any actual, alleged, or potential material obligation of such Company Party to undertake or pay for any response action required by any Legal Requirement.

(b)          All Governmental Authorizations required for each Company Party to conduct its business as currently conducted have been obtained by it and are valid and in full force and effect. No Company Party holds any open Investigational New Drug (“IND”) application or New Drug Application (“NDA”). All fees and charges with respect to such Governmental Authorizations due and payable as of the date hereof have been paid in full, except for those fees and charges the failure of which to pay in full would not, individually or in the aggregate, have an adverse effect on the material operations of the business, or any fees payable to FDA. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Authorizations of the Company Parties.

2.9           Employee and Labor Matters; Benefit Plans.

(a)          The Company has delivered to the Buyer a complete and accurate list of the name, job title, current annual compensation, accrued vacation and severance pay of each officer, director and employee of the Company Parties. There is no Contract (i) for the employment of any individual or (ii) relating to the payment of any severance or termination payment, bonus or employee benefit to any employee or former employee.

(b)          The Company is not a party to any collective bargaining agreement or other labor Contract. There is no pending or, to the Company’s Knowledge, threatened (i) strike, slowdown or work stoppage, or (ii) application for certification of a collective bargaining agent for any of the Company’s employees. There is no lockout of any employees of the Company, and no such action is contemplated by the Company.

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(c)          Schedule 2.9(c) lists any independent contractors who currently provide services to any Company Party.

(d)          No Company Party has maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Plan”) subject to Title IV of ERISA; (ii) multiple employer plan subject to Section 413 of the Code; (iii) multiemployer plan within the meaning of Section (3)(37) of ERISA; (iv) multiple employer welfare arrangement subject to Section 3(40) of ERISA, or (v) a program or arrangement subject to Section 419, 419A or 501(c)(9) of the Code. No Company Party has maintained a Pension Plan or multiemployer plan, or the equivalent thereof, in a foreign jurisdiction (a “Foreign Plan”).

(e)          No Company Party (i) has been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, (ii) has been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code, or (iii) has made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

2.10          Insurance.

The Company Parties maintain the insurance coverage set forth on Schedule 2.10. No Company Party has received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.11         Real Property. Schedule 2.11

identifies all real property leased by any Company Party and the lease agreement related thereto, copies of which have been made available to the Buyer (the “Leased Real Property”). No Company Party owns any real property.

2.12         Bank Accounts. Schedule 2.12

lists each bank account maintained by the Company Parties at any bank or other financial institution, including the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.

2.13         Regulatory Compliance.

(a)          No Company Party has received any notices or correspondence from the FDA or any Governmental Body exercising comparable authority requiring the recall, termination or suspension of sale of the Product or otherwise alleging that any Company Party is not in compliance in all material respects with all applicable Legal Requirements.

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(b)          Neither the Company nor any of its officers and employees, nor, to the Company’s Knowledge, any of its agents and contractors is the subject of any pending or threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or by any other comparable Governmental Body to invoke any similar policy. Neither the Company nor any of its officers and employees, nor, to the Company’s Knowledge, any of its agents and contractors has (A) made any untrue statement of material fact or fraudulent statement to FDA, DEA, or any other Governmental Body; (B) failed to disclose a material fact required to be disclosed to FDA, DEA, or any other Governmental Body, or (C) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Body to invoke FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy.

(c)          Neither the Company, nor its officers or employees have been debarred or have been convicted of any crime or engaged in any conduct that did or could result in debarment under 21 U.S.C. § 335a, exclusion from federal healthcare programs under 42 U.S.C. § 1320a7, disqualification as a clinical investigator under 21 C.F.R. § 312.70 or any similar Legal Requirements, and neither the Company nor any of its officers or employees, has engaged in any conduct that would reasonably be expected to result in debarment, exclusion, or disqualification from U.S. federal health care programs.

(d)          Neither the Company nor any of its officers has received any written notice or communication from the FDA, DEA, or other Governmental Body requiring termination or suspension of sale of the Product or alleging noncompliance with any applicable FDA Law, DEA Law, or other applicable Legal Requirements with regard to the Product or any Launch Product. Neither the Company nor any of its officers has been or is subject to any enforcement proceedings by the FDA, DEA, or other Governmental Body and, to the Company’s Knowledge, no such proceedings have been threatened.

2.14         Accounts Receivable.

All accounts receivable of the Company Parties represent valid, undisputed and bona fide claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business.

2.15         Proprietary Rights.

(a)          Schedule 2.15(a) lists each registered Proprietary Right that the Company Parties use in their business. The Company Parties own or have the right to use all of the Proprietary Rights that the Company Parties use in their business. Except as disclosed in Schedule 2.15(a), the Company Parties have no obligation to pay any royalty to any Person relating to any Proprietary Right used by the Company.

(b)          To the Company’s Knowledge, (i) no Company Party is infringing upon any Proprietary Right of any other Person and (ii) no Person is infringing upon any Proprietary Right of any Company Party. No claims are pending against any Company Party by any Person: (A) that such Person has any right, title or interest in or to any of the Company Parties’ Proprietary Rights; (B) that such Person has the right to use any of the Company Parties’ Proprietary Rights; or (C) to the effect that any action by any Company Party infringes any Proprietary Right of such Person.

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2.16         Supply Arrangement. Schedule 2.17

sets forth a list of all supply agreements for goods or services related to the Product and Launch Products (“Product Suppliers”). No Company Party has received any written notice that any of its Product Suppliers has ceased, or intends to cease, to supply goods or services or to otherwise terminate or materially reduce its relationship with such Company Party.

2.17         Contracts.

(a)          Schedule 2.17(a) sets forth a complete and accurate list of each Contract of any Company Party that falls into one or more of the following categories:

(i)          is a Contract that is or relates to the performance of services or delivery of goods or materials of an amount or value in excess of $50,000 per year and is not cancelable without penalty on 120 days’ notice or less;

(ii)          is a Contract that is or relates to the grant or receipt by a Company Party of any license or royalty fees or other similar payment obligations to or from any Person in excess of $50,000 per year;

(iii)        is a Contract that is a lease agreement with respect to real property;

(iv)        is a Contract of any Company Party with any other Company Party, the Seller or any affiliate of the Seller;

(v)         is a Contract with investment bankers, financial advisors, attorneys, accountants or other advisors retained by any Company Party involving payments by any Company Party of more than $50,000 on an annual basis;

(vi)        is a Contract that provides for the indemnification by any Company Party of any person except for any such Contract that was entered into in the Ordinary Course of Business;

(vii)       is a Contract pursuant to which any indebtedness of the Company Parties is outstanding or may be incurred and all guarantees of or by the Company Parties of any indebtedness of any other person (excluding trade payables in the Ordinary Course of Business);

(viii)      is a partnership, joint venture agreement or other similar agreement involving co-investment with a third party to which any Company Party is a party;

(ix)         is a Contract with a Governmental Body which imposes any material obligation or restriction on any Company Party; or

(x)          is a Contract that contains non-competition, exclusivity, or other covenants limiting or restricting the ability of a Company Party to engage directly or indirectly in any business.

The contracts or instruments required to be set forth in Schedule 2.17(a) are referred to herein as the “Material Contracts.”

(b)          The Company has heretofore delivered to the Buyer true and complete copies of all the Material Contracts.

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(c)          Each of the Material Contracts is in full force and effect, constitutes a valid and binding obligation of a Company Party and, to the Company’s Knowledge, the other parties thereto, is legally enforceable against such Company Party and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditor’s rights generally or by general principles of equity.

(d)          No Company Party is in breach or default in any material respect under any Material Contract and, to the Company’s Knowledge, no other party to any of the Material Contracts is in breach or default in any material respect thereunder.

2.18         Title to Assets.

The Company has good and valid title to, or a valid leasehold interest in, all real property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date.

2.19         Necessary Assets.

The Leased Real Property, the Proprietary Rights, the tangible personal property owned by the Company Parties and all other assets owned, licensed or leased by the Company Parties constitute all of the assets that are necessary to permit the Buyer to operate the Company Parties’ business immediately after the Closing Date in substantially the same manner as it is operated immediately prior to the Closing Date.

2.20         No State Antitakeover Statute.

There is no state business combination, control share or other antitakeover statute or similar statute or regulation that is or becomes operative with respect to this Agreement or any of the transactions contemplated by this Agreement. If any such state business combination, control share or other antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement or any of the transactions contemplated by this Agreement, the Company has taken all actions necessary to ensure that this Agreement and any of the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation.

2.21         Brokers.

No broker, finder or other Person is or will be entitled to any brokerage fees, commissions or finder’s fees from the Seller or any Company Party or by reason of any action taken by the Seller or any Company Party.

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2.22         Transaction Payments.

There are no payments payable by the Company to any director, officer, employee or former director, officer or employee of the Company arising at or prior to the Closing from or as a result of the consummation of the transactions contemplated by this Agreement, including any payments for stock appreciation or similar rights, any severance or bonus plan payment, any payment of deferred compensation, any transaction bonus or change in control payment, or any similar payment (“Company Transaction Payments”). As of the Closing, there are no outstanding or unsatisfied Company Transaction Payments.

2.23         No Other Representations or Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2 AND SECTION 3, NEITHER THE SELLER NOR THE COMPANY MAKES, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT THE COMPANY PARTIES OR THE SELLER.

3.          REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows.

3.1           Organization; Good Standing.

The Seller is duly organized, validly existing and in good standing under the laws of the state of its formation.

3.2           Authority; Enforceability.

The Seller has the absolute and unrestricted right, authority, power and capacity to (i) execute and deliver each certificate, document and agreement to be executed by the Seller in connection herewith (collectively, the “Seller Documents”) and (ii) perform its obligations thereunder. The execution and delivery of the Seller Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Seller. Each Seller Document has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Legal Requirements of general application affecting enforcement of creditors’ rights generally and (y) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought.

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3.3           Consents and Approvals; No Violation.

Neither the execution and delivery of the Seller Documents by the Seller nor the performance of its obligations thereunder nor the consummation by the Seller of the transactions contemplated thereby will: (i) conflict with or result in a breach, violation, or default of or under, (ii) give any third party the right to modify, terminate or accelerate any liability or obligations of, (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) on the Units, or (iv) require any Consent by or declaration or notice to any third party or Governmental Body pursuant to (A) the certificate of formation or other governing documents of the Seller or (B) any Legal Requirement.

3.4           No Other Representations or Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3 AND SECTION 2, NEITHER THE SELLER NOR THE COMPANY MAKES, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT THE COMPANY PARTIES OR THE SELLERS.

4.          REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows.

4.1           Organization; Good Standing.

The Buyer is duly organized, validly existing and in good standing under the laws of Delaware. The Buyer has the requisite power and authority to own, lease or use its properties and assets and to conduct its business as presently conducted.

4.2           Authority; Enforceability.

The Buyer has the absolute and unrestricted right, authority, power and capacity to (i) execute and deliver each certificate, document and agreement to be executed by the Buyer in connection herewith (collectively, the “Buyer Documents”) and (ii) perform its obligations thereunder. The execution and delivery of the Buyer Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Buyer. Each Buyer Document has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Legal Requirements of general application affecting enforcement of creditors’ rights generally and (y) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought.

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4.3           Consents and Approvals; No Violation.

Neither the execution and delivery of the Buyer Documents by the Buyer nor the performance of its obligations thereunder nor the consummation by the Buyer of the transactions contemplated thereby will: (i) conflict with or result in a breach, violation, or default of or under, (ii) give any third party the right to modify, terminate or accelerate any liability or obligations of, (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) on the assets of the Buyer under or pursuant to, or (iv) require any Consent by or declaration or notice to any third party or Governmental Body pursuant to (A) the governing documents of the Buyer, (B) any Buyer Contracts, or (C) any Legal Requirement.

4.4           No Restrictions.

There are no restrictions on, or conditions to, the Buyer’s ability to make all of the payments contemplated in this Agreement in any Contract of the Buyer (including any loan agreement, note, indenture or similar financing document).

4.5           No Other Representations or Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4, THE BUYER DOES NOT MAKE, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT THE BUYER.

5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Indemnification of Officers and Directors.

(a) The Company shall purchase, at its sole cost and expense, and pay all premiums under, a six-year tail insurance policy, with an effective date as of the Closing Date, which maintains in effect for six years from the Closing Date the current directors’ and officers’ liability insurance policies maintained by the Company Parties on terms and conditions that are not materially less favorable than those of such policy in effect as of the date hereof.

(b) Subject to the Buyer’s rights to indemnification as provided in Section 6.2, from and after the Closing Date for a period of six years, the Company shall fulfill and honor in all respects the obligations of the Company pursuant to any required indemnification provisions of the Company under its certificate of formation and Operating Agreement as are in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under any Legal Requirements, including the DGCL.

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5.2 Disclosure.

Without limiting any Party’s obligations under existing confidentiality agreements, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure regarding the transactions contemplated hereunder unless: (a) the other Parties shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements or stock exchange rule or regulation and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure. Notwithstanding the foregoing, nothing in this Section 5.2 shall prevent a Party from making disclosures: (a) to Persons employed or engaged by such Party in evaluating, approving, structuring or administering this Agreement, so long as such Persons are notified of, and agree to maintain, the confidential nature of such information; (b) to such Party’s legal counsel or accountants, partners or investors (including outside auditors and legal counsel of such Party’s accountants, partners or investors) or to such Party’s employees, officers, directors or affiliates, so long as such Persons are notified of, and agree to maintain, the confidential nature of such information; (c) to any investor or potential investor of such Party, in connection with investment decisions with respect to such Party or otherwise in connection with customary reports to such investors or potential investors regarding such Party’s portfolio and performance, so long as such Persons are notified of, and agree to maintain, the confidential nature of such information; or (d) to any assignee or potential assignee that has agreed to comply with the covenant contained in this Section 5.2 (and any such assignee or potential assignee may disclose such information to Persons employed or engaged by it as described in clauses (a) - (c) above).

5.3 Maintenance of Books and Records.

Each of the Buyer, Seller and the Company Parties shall preserve all pre-Closing Date records possessed by or under the control of such party relating to the Company Parties in accordance with the Company’s existing document retention policies and procedures. During the five year period following the Closing Date, upon any reasonable request from the Buyer or the Seller or any of their respective Representatives, the party holding such records shall provide to the requesting party or its Representatives reasonable access to such records during normal business hours at the cost of the requesting party or its Representatives. Records may be sought under this Section 5.3 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, Tax, litigation, federal securities disclosure or other similar proper business purpose of the party seeking such records. Neither Buyer nor Seller shall be obligated to provide the other party with access to any books and records pursuant to this Section 5.3 where such access would violate any Legal Requirement.

5.4 Taxes.

(a) The Company shall (and the Buyer shall cause the Company to), at the Company’s expense, engage and direct the Company’s existing accounting firm, Swink, Fiehler & Co., P.C., to prepare any and all Tax Returns for all Tax periods that end on or before the Closing Date; provided, that such Tax Returns shall be prepared in a manner consistent with past practices for Tax Returns (unless otherwise required by applicable Legal Requirements) from periods prior to the Closing. At least 20 days prior to the due date for filing any such Tax Return, the Company shall deliver, or caused to be delivered, to the Seller such Tax Return for its review and approval. Unless the Seller gives written notice to the Company at least 5 days prior to the due date for filing any such Tax Return specifying in reasonable detail all disputed items and the basis therefor, the Seller shall be deemed to have accepted and agreed to such Tax Return. The Seller shall pay to the applicable Tax authority any Taxes due on such Tax Returns to the extent not taken into account in determining the Adjusted Working Capital.

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(b) If the Seller timely notifies the Company of its objection to any Tax Return prepared hereunder, the Buyer, the Company and the Seller shall, within the next 5 days (the “Tax Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If at the conclusion of the Tax Resolution Period amounts remain in dispute, then all amounts remaining in dispute shall then be submitted, as soon as practicable, to the Reviewing Accountant. The parties agree to execute a reasonable engagement letter if requested by the Reviewing Accountant. The Reviewing Accountant shall act as an arbitrator to determine only those issues still in dispute.

The Reviewing Accountant’s determination shall be made within 30 days after their selection, shall be set forth in a written statement delivered to the Buyer, the Company and the Sellers and shall be final, binding and conclusive. If a draft Tax Return is subject to an ongoing dispute under this Section 5.4(b) at the time that it is required to be filed, then such Tax Return shall be filed as initially prepared by the filing party, with an amended Tax Return reflecting the resolution by the Reviewing Accountant to be filed following the Reviewing Accountant’s resolution of the dispute. All fees and expenses of the Reviewing Accountant in connection with any dispute submitted to the Reviewing Accountant shall be allocated between the Buyer and the Seller in the same proportion that such party’s aggregate dollar amount of unsuccessfully disputed items submitted to the Reviewing Accountant bears to the total dollar amount of disputed items so submitted.

(c) After the Closing, upon reasonable written notice, the Buyer (or the Company Parties) and the Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Company Parties (including access to books, records and personnel) as is reasonably requested for the filing of all Tax Returns (including any extensions thereof), the making of any election related to Taxes, the preparation for any audit, and the prosecution or defense of any action related to any Tax Return. The Buyer and the Company Parties agree to retain all books and records with respect to Tax matters and pertinent to the Company Parties relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations.

(d) Neither the Buyer nor any Company Party may amend a Tax Return of any of the Company Parties with respect to a taxable period beginning before the Closing Date, or file or amend any tax election with respect to any of the Company Parties with respect to a taxable period beginning before the Closing Date, in each case, without the prior written consent of the Seller (which consent may not be unreasonably withheld or delayed).

(e) Except as otherwise provided in this Section 5.4, to the extent any determination of the Taxes of any of the Company Parties, whether as a result of an audit, a claim for refund, the filing of an amended Tax Return, or otherwise, results in any refund or credit of Taxes paid by the Company Parties for any period prior to the Closing Date, the Buyer shall cause the applicable Company Parties to promptly pay any such refund or credit, and any interest received thereon, to the Seller upon receipt or realization thereof; provided, that, no such refund shall be payable with respect to the carryback of net operating losses, credits or other tax attributes generated in Tax periods or any portion thereof beginning after the Closing Date, or with respect to any amounts taken into account in determining the Adjusted Working Capital.

(f) The Buyer shall file a consolidated (or combined, as applicable) federal and state tax return that includes the Company Parties for the Buyer's taxable year ending after the Closing Date.

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5.5 Eclat Name.

Seller acknowledges and agrees that as of the Effective Time, the“Éclat” name and any associated trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, shall be part of the Intellectual Property transferred to Buyer. Seller further acknowledges and agrees, effective as of the Effective Time, to change the name of the Seller to delete any reference to the name “Éclat” and to take such actions and make such filings with the Secretary of State of the State of Delaware to effect such name change, and to transfer to the Buyer or abandon (as directed by the Buyer) any domain name that includes or is confusingly similar to any name, logo, or domain name that was included in the Company Intellectual Property or Licensed Intellectual Property. After the Closing Date, Seller further acknowledges and agrees not to use the name “Éclat”, “Hycet”, or any confusingly similar name or mark as or in a company or subsidiary name or in connection with any of Seller’s or its affiliates’ future products or services, and further agrees to register or use any name, logo, or domain name that includes or is confusingly similar to any name, logo, or domain name that was included in the Company Intellectual Property or Licensed Intellectual Property.

5.6 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by

6.          INDEMNIFICATION

6.1           Survival.

Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; provided, that the Fundamental Representations and the representations and warranties in Article 4 shall survive indefinitely and the representations and warranties in Section 2.6 (Tax Matters), Section 2.8 (Compliance With Laws), Section 2.9 (Employee and Labor Matters; Benefit Plans), Section 2.13 (Regulatory Compliance) and Section 2.15 (Proprietary Rights) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.

Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty, and such claims shall survive until finally resolved.

6.2           Seller Indemnification.

Subject to the limitations set forth in this Section 6, the Buyer shall be entitled to be indemnified and held harmless solely out of a right of set-off against amounts due under the Note, any Launch Products Deferred Payment or any Hycet Deferred Payment, as applicable in accordance with Section 6.6, for any and all losses, damages, liabilities, deficiencies, judgments, interest, penalties, fines and costs or expenses of whatever kind, including reasonable attorneys' fees, resulting from:

(a)          any inaccuracy in or breach of any representation or warranty contained in Section 2 or Section 3 of this Agreement; and

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

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6.3           Buyer Indemnification.

The Buyer shall indemnify and hold harmless the Seller for, and shall pay to the Seller, any and all losses, damages, liabilities, deficiencies, judgments, interest, penalties, fines and costs or expenses of whatever kind, including reasonable attorneys' fees, resulting from:

(a)          any inaccuracy in or breach of any representation or warranty contained in Section 4 of this Agreement; and

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

6.4           Limitations.

Notwithstanding anything set forth in this Agreement to the contrary:

(a)          The Seller shall not have any liability under this Agreement other than a right of the Buyer to set-off against amounts due under the Note in accordance with Section 6.6 and shall not have any liability in the aggregate at any time in excess of an amount equal to the amounts due under the Note; provided, however, that the foregoing limitation shall not apply to recovery under Section 6.2(a) for any inaccuracy in or breach of any Fundamental Representations or the representations and warranties in Section 2.8 (Compliance With Laws), for which the Buyer shall also be entitled to set-off against the Launch Products Deferred Payments and the Hycet Deferred Payments in accordance with Section 6.6.

(b)          The Buyer shall not be entitled to recovery under Section 6.2(a) unless the amount of damages resulting from an individual breach of the representations and warranties (or series of related breaches) exceeds $5,000.

(c)          Except for breaches of any Fundamental Representations, the Buyer shall not be entitled to recovery under Section 6.2(a) unless and until the aggregate amount of the damages due to the Buyer exceeds $90,000, in which event the Buyer shall be entitled to recovery for the full amount of damages from the first dollar.

(d)          For purposes of this Section 6, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

(e)          The Buyer shall not be entitled to recovery for any damages to the extent such damages are reserved for as a liability or contra-asset in the Closing Balance Sheet as finally determined in accordance with this Agreement and are taken into account in the determination of the Adjusted Working Capital.

(f)          All damages recoverable by the Buyer as a right of the Buyer to set-off against amounts due under the Note, the Launch Products Deferred Payments and/or the Hycet Deferred Payments, as applicable, in accordance with Section 6.6 shall be net of any proceeds the Buyer actually recovers under any available insurance less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums. Following the Closing, the Buyer and the Company Parties shall use commercially reasonable efforts to claim and recover in full any damages or losses under any insurance policies maintained by or for the benefit of the Buyer or the Company Parties or otherwise covering the business of the Company Parties if and to the extent they are seeking indemnification for such damages or losses hereunder.

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(g)          Notwithstanding any other provision in this Agreement to the contrary, the Buyer shall not be entitled to a right of set-off against amounts due under the Note, the Launch Products Deferred Payments and/or the Hycet Deferred Payments, as applicable, in accordance with Section 6.6 for any for damage to reputation, lost business opportunities, lost profits, mental or emotional distress, incidental, special, consequential, exemplary, punitive, or indirect damages, interference with business operations or diminution in value.

(h)          All amounts recovered by the Buyer as a right of set-off against amounts due under the Note, the Launch Products Deferred Payments and/or the Hycet Deferred Payments, as applicable, in accordance with Section 6.6 shall be treated by the Parties as an adjustment to the consideration for the Units.

6.5           Procedure for Indemnification – Third-Party Claims.

(a)          If the Buyer shall claim a right of set-off against amounts due under the Note, the Launch Products Deferred Payments and/or the Hycet Deferred Payments, as applicable, in accordance with Section 6.6 hereunder arising from any claim or demand of a third party, the Buyer shall notify the Seller in writing of the basis for such claim or demand and such notice shall set forth the nature of the claim or demand in reasonable detail.

(b)          If any Legal Proceeding is brought by a third party against the Buyer and the Buyer gives notice to the Seller pursuant to Section 6.5(a), the Seller shall be entitled to participate in such Legal Proceeding and, to the extent that it wishes, to assume the defense of such Legal Proceeding if (i) the Seller provides written notice to the Buyer that the Seller intends to undertake such defense and (ii) the Seller conducts the defense of the third-party claim diligently. The Buyer shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Buyer in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by the Buyer. The Buyer shall cooperate in all reasonable respects with the Seller and its counsel in the defense or compromise of such claim or demand. If the Seller assumes the defense of a Legal Proceeding, no compromise or settlement of such claims may be effected by the Seller without the Buyer’s consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no material adverse effect on the Buyer with respect to any other claims that may be made against it or (B) the sole relief provided is monetary damages that are paid in full as a right of set-off against amounts due under the Note, the Launch Products Deferred Payments and/or the Hycet Deferred Payments, as applicable, in accordance with Section 6.6.

(c)          If (i) notice is given to the Seller of the commencement of any third-party Legal Proceeding and the Seller does not, within thirty days after the Buyer’s notice is given, give notice to the Buyer of its election to assume the defense of such Legal Proceeding or (ii) any of the conditions set forth in clauses (i) - (ii) of Section 6.5(b) above become unsatisfied, the Buyer shall (upon notice to the Seller) have the right to undertake the defense, compromise or settlement of such claim; provided that no compromise or settlement of such claim may be affected by the Buyer without the Seller’s consent, which shall not be unreasonably withheld or delayed, if (A) the Buyer will receive as a right of set-off against amounts due under the Note and/or the Launch Products Deferred Payments, as applicable, in accordance with Section 6.6 any amounts to be paid to compromise or settle the claim, (B) there is a finding or admission of any violation by the Seller of any Legal Requirement or the rights of any Person, or (C) the compromise or settlement would have a material adverse effect on the Seller with respect to any other claims that may be made against it.

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6.6           Right of Set-Off.

The Buyer shall be entitled to set off and reduce the amounts due under the Note by any amount it is entitled to recover under Section 6.2 (subject to the limitations set forth in this Section 6), but only if such amount (i) has been mutually agreed in writing by the Seller and the Buyer to be indemnifiable under Section 6.2 or (ii) has been determined by a final, nonappealable judgment of a court of competent jurisdiction to be indemnifiable under Section 6.2. The Buyer shall be entitled to set off and reduce the amounts due under the Note, the Launch Products Deferred Payments and/or the Hycet Deferred Payments by any amount it is entitled to recover under Section 6.2(a) for any inaccuracy in or breach of any Fundamental Representations or the representations and warranties in Section 2.8 (Compliance With Laws), subject to the limitations set forth in this Section 6, but only if such amount (i) has been mutually agreed in writing by the Seller and the Buyer to be indemnifiable under Section 6.2 or (ii) has been determined by a final, nonappealable judgment of a court of competent jurisdiction to be indemnifiable under Section 6.2.

6.7           Exclusive Remedy.

Except for claims of fraud, criminal activity or willful misconduct, the right of the Buyer to set-off against amounts due under the Note, the Launch Products Deferred Payments and/or the Hycet Deferred Payments, as applicable, in accordance with Section 6.6 for damages under Section 6.2 shall constitute the Buyer’s sole and exclusive remedy with respect to any and all claims arising under or relating to this Agreement whether for breach of contract, in tort or otherwise (including for breach of any representation, warranty, covenant or agreement), any agreement or document executed and delivered pursuant to this Agreement and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Parties shall have no right of rescission following the Closing with respect to the transactions contemplated by this Agreement.

7.          MISCELLANEOUS PROVISIONS

7.1           Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of Party.

7.2           Waiver.

(a)          No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

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(b)          No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.3 Entire Agreement; Counterparts; Exchanges by Facsimile.

This Agreement, and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that any existing confidentiality agreements shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or portable document format (PDF) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

7.4 Applicable Law; Jurisdiction.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. FLAMEL HEREBY IRREVOCABLY WAIVES ITS RIGHTS UNDER ARTICLE 14 AND ARTICLE 15 OF THE FRENCH CIVIL CODE. EACH OF THE PARTIES TO THIS AGREEMENT (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER, (B) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURT, (C) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (D) AGREES NOT TO BRING ANY ACTION OR PROCEEDING (INCLUDING COUNTER-CLAIMS) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANOTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 7.6. NOTHING IN THIS SECTION 7.4, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

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7.5 Assignability; No Third Party Beneficiaries.

This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect; provided that the Seller may assign its rights to payments under Section 1.7 of this Agreement to any other Person without the prior written consent of the Buyer or any other Party. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.6 Notices.

Any notice or other communication required or permitted to be delivered to a Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties):

if to the Seller:

780 Third Avenue
37th Floor
New York, NY 10017
Fax: (212) 573-8111
Attention:      James E. Flynn

David J. Clark

with a copy to (which shall not constitute notice):

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, NC 28246
Fax: (704) 339-3428
Attention:    Mark O. Henry

if to Flamel, the Buyer or the Company:

Flamel Technologies S.A.
Parc Club du Moulin a Vent
33, avenue du Docteur Georges Levy
69693 Venissieux Cedex France
Attention:

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP
200 International Drive
Baltimore, MD 21202
Facsimile: (410) 659-2701
Attention:    Asher M. Rubin

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William I. Intner

and

Hogan Lovells US LLP
555 Thirteenth St. NW
Washington, DC 20004
Facsimile: (202) 637-5910
Attention: G. Allen Hicks

7.7           Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.8           Other Remedies; Specific Performance.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

7.9           Noncompete.

Effective as of the Effective Time, the Seller hereby releases Michael S. Anderson from all obligations under the Confidentiality, Non-Solicitation and Non-Competition Agreement between the Seller and Michael S. Anderson, and acknowledges and agrees such agreement shall be terminated and of no further force and effect.

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7.10         Judgment Currency.

(a)          If, for the purpose of obtaining or enforcing judgment against any Party in any court in any jurisdiction with respect to this Agreement it becomes necessary to convert into any other currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in United States dollars, the conversion shall be made at the last exchange rate published in the Wall Street Journal on the business day immediately preceding (the “Exchange Rate”):

(i)          the date actual payment of the amount is due, in the case of any proceeding in the courts of Delaware or in the courts of any other jurisdiction that will give effect to payment being due on such date; or

(ii)         the date on which the French or any other non U.S. court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such payment is made being hereinafter referred to as the "Judgment Payment Date").

(b)          If in the case of any proceeding in the court of any jurisdiction referred to above, there is a change in the Exchange Rate on the date of calculation prevailing between the Judgment Payment Date and the date of actual payment of the amount due, the applicable Party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of United States dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Payment Date.

(c)          Any amount due from Buyer under this Section 7.10 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amount due under or in respect of this Agreement.

7.11         Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; and any gender shall include all genders.

(b)          The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ÉCLAT HOLDINGS, LLC

By:	/s/ Michael S. Anderson
Name: Michael S. Anderson
Title: President & CEO

ÉCLAT PHARMACEUTICALS, LLC

By:	/s/ Michael S. Anderson
Name: Michael S. Anderson
Title: President & CEO

FLAMEL TECHNOLOGIES S.A.

By:	/s/ Stephen H. Willard
Name: Stephen H. Willard
Title: Chief Executive Officer

FLAMEL US HOLDINGS, INC.

By:	/s/ Stephen H. Willard
Name: Stephen H. Willard
Title: President

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

EXHIBIT A

CAPITALIZED TERMS

For purposes of the Agreement (including this Exhibit A):

“Accelerated Earn-Out Value” shall mean as of any date of determination, the amount of future Launch Products Deferred Payments and Hycet Deferred Payments that would be paid to Seller using the Buyer’s good faith projections of future sales of the Product and the Launch Products at the time of the applicable Acceleration Trigger Event, discounted to present value as of the date of the Acceleration Trigger Event using quarterly compounding and a discount rate of 4%.

“Acceleration Trigger Event” shall mean the occurrence of any one or more of the following events:

(a) Flamel or the Company shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iii) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (iv) make a general assignment for the benefit of creditors or (v) take any corporate action to authorize or approve any of the foregoing; or

(b) Any involuntary petition or case shall be filed or commenced against Flamel or the Company seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of 60 days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding.

“Adjusted Working Capital” shall mean an amount equal to the net book value, determined without duplication in accordance with GAAP as consistently applied in the same manner as the Financial Statements, of the Company on a consolidated basis of (i) the cash (if any), inventory, accounts receivable, prepaid assets and other current assets, minus (ii) the accounts payable, accrued current operating liabilities (including, for purposes of clarification, any necessary accrual for Taxes in accordance with GAAP) and the Return, Rebate and Chargeback Accrual (excluding, for purposes of clarification, the Company Indebtedness, which is being satisfied pursuant to Section 1.5.)

“ANDA” means Abbreviated New Drug Application numbered 040482, approved September 25, 2003.

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“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.

“Business Day” shall mean any day other than a day on which banks in New York, NY or Paris, France are authorized or obligated to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Indebtedness” means all obligations for borrowed money owed by the Company Parties immediately prior to the Effective Time and any liens on the assets of the Company Parties securing such obligations.

“Company Party” means each of the Company and all of its Subsidiaries and “Company Parties” means the Company and all of its Subsidiaries collectively.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Copyright” means all copyrights and moral rights, including the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other country as a result of statute or treaty, and all registrations, applications, renewals, extensions and reversions thereof.

“DEA” means the United States Drug Enforcement Administration or any successor agency thereto.

“Default Rate” shall mean 15%.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Direct Costs” means the direct costs of acquiring the Product or the Launch Products, as applicable, at the actual contracted cost from a third-party manufacturer plus the cost of freight to the Company’s distribution center from the third-party manufacturer. In the event that one or more of the Product, or the Launch Products, as applicable, is manufactured directly by the Buyer, the parties shall negotiate in good faith to revise the definition of “Direct Costs” to specify the costs to be included, which shall not include any sales or marketing expenses or any general overhead allocations.

“D&O Indemnified Parties” means each Person who was at any time prior the Effective Time a director or officer of any Company Party.

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“Earnings Report” means, (i) during any period when Buyer is obligated to file reports under the provisions of the Securities Exchange Act of 1934, the Form 6-K filed by Buyer containing its financial information for such quarter and (ii) during any period when Buyer is not obligated to file reports under the provisions of the Securities Exchange Act of 1934, the internal financial statements prepared by Buyer.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, easement, condition, preemptive right, community property interest, right of first refusal or right of first offer, or similar restriction of any kind, including any restriction on the voting of any security or Equity Interest, any restriction on the transfer of any security, Equity Interest or other asset, and any restriction on the receipt of any income or exercise of any other attribute of ownership, under any Legal Requirement.

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Equity Interests” means, with respect to any Person, the capital stock, limited liability company interests, membership interests, partnership interests or other equity interests of such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FSC Agreement” means that certain License and Assignment Agreement dated as of June 23, 2011 by and between Eclat Pharmaceuticals, LLC and FSC Laboratories, Inc., as amended on the date hereof.

“Fundamental Representations” means those representations and warranties set forth in Sections 2.1 (Organization; Good Standing), 2.2 (Consents and Approvals; No Violation), 2.3 (Capital Stock; Subsidiaries), 2.18 (Brokers), 3.2 (Authority; Enforceability) and 3.3 (Consents and Approvals; No Violation).

“GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self regulatory organization (including the NASDAQ Global Market).

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“Hycet Gross Profit” means Net Sales of the Product minus Direct Costs of the Product.

“IRS” shall mean the United States Internal Revenue Service.

“Know-How” means ideas, designs, concepts, compilations of information methods, techniques, methodologies, procedures and processes, compositions, specifications, techniques, technical data and information, designs, drawings, customer lists, supplier lists, pricing and financial information, plans and proposals, algorithms and formulas, whether or not patentable.

“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact. “Knowledge of the Company” means the actual knowledge of Michael S. Anderson, Chris Keith, Laurie Fendler or Scott Macke.

“Launch Products” shall mean Neostigmine Methylsulfate Injection, Phenylephrine HCl Injection, [***].

“Launch Products Gross Profit” means Net Sales of the Launch Products minus Direct Costs of the Launch Products.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel, whether at law or in equity.

“Legal Requirement” shall mean any federal, state, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, judgment, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Mark” means any word, name, symbol, logos or device used by a Person to identify its goods or services, whether or not registered, all goodwill associated therewith, and any right that may exist to obtain a registration with respect thereto from any Governmental Authority and any rights arising under any such application, together with all registrations, renewals, extensions and reversions thereof. As used in this Agreement, the term “Mark” includes all of the foregoing, including trademarks and service marks.

[***] Confidential treatment requested for deleted portion.

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“Net Sales” shall mean, without duplication, the gross amount invoiced by or on behalf of the Buyer, the Company Parties or any of their Affiliates or any direct or indirect assignee or licensee of the Buyer or the Company Parties or any of their Affiliates for Product, or the Launch Products, as applicable, sold globally in bona fide, arm’s length transactions, less customary deductions determined without duplication in accordance with the selling Person’s customary accounting methods as generally and consistently applied for: (i) cash or terms discounts, (ii) sales, use and value added taxes (if and only to the extent included in the gross invoice amount), (iii) reasonable and customary accruals for third party rebates and chargebacks, (iv) returns and (v) recalls.

“Ordinary Course of Business” shall mean, in the case of each of the Company and its Subsidiaries, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“Ordinary Shares” means the Ordinary Shares with a nominal value 0.122 Euros per share of Flamel.

“Party” or “Parties” shall mean the Buyer and the Seller.

“Patent” means any patent granted by the United States Patent and Trademark Office or by the comparable agency of any other country, and any renewal, thereof, and any rights arising under any patent application filed with the United States Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application, including all continuations, divisional, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof.

“Permitted Encumbrances” means (a) statutory liens for Taxes that are not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings; (b) statutory, common law or civil law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented pursuant to which the applicable Company Party is not in default in any material respect, and which are not, individually or in the aggregate, material to the business of the Company; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under Legal Requirements, which are not, individually or in the aggregate, material to the business of the Company; (d) statutory, common or civil law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens with respect to amounts not yet due and payable, which are not, individually or in the aggregate, material to the business of the Company.

“Person” shall mean any individual, Entity or Governmental Body.

“Product” means the drug product sold under the ANDA containing hydrocodone bitartrate 7.5 mg and acetaminophen 325 mg (per 15 ml) in liquid form for oral administration.

“Product Intellectual Property” shall mean all Proprietary Rights held or licensed by the Company Parties that is, or may hereafter be, necessary to develop, make, have made, promote, market or sell the Product and the Launch Products in the United States.

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“Product Regulatory Rights” shall mean each and every investigational new drug application or new drug application and/or state license or registration that is held or obtained (if any) that is necessary to develop, conduct clinical trials relating to, manufacture, have manufactured, distribute, promote, market or sell the Product and each Launch Product in the United States of America.

“Proprietary Rights” means, with respect to a Person, all Copyrights, Marks, Trade Names, Trade Secrets, Patents, intellectual property rights in inventions and discoveries, intellectual property rights in internet web sites and internet domain names and subdomain names and intellectual property rights in Know-How, owned or used by such Person.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Return, Rebate and Chargeback Accrual” shall mean the estimated liabilities of the Company Parties as of the Closing Date for returns, rebates, chargebacks and other similar liabilities.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Tax” shall mean any federal, state, local, foreign or other taxes, levies, charges and fees or other similar assessments or liabilities in the nature of a tax, including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, assessment, addition to tax or interest, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Trade Names” means any words, name or symbol used by a Person to identify its business.

“Trade Secrets” means business or technical information of any Person including, but not limited to, customer lists, marketing data and Know-How, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.

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ADDITIONAL DEFINITIONS

Each of the following definitions is set forth in the section of the Agreement indicated below:

Definition	Section
Adjusted Working Capital Statement	1.3(b)
Agreement	Preamble
Audit Notice	1.7(d)
Balance Sheet	2.4
Balance Sheet Date	2.4
Buyer	Preamble
Buyer Documents	4.2
Closing	1.6(a)
Closing Balance Sheet	1.3(b)
Closing Date	1.6(a)
Company	Recitals
Company Transaction Payments	2.22
Disclosure Schedule	2
Deferred Payment Calculation	1.7(b)
Deferred Payment Calculation Objection Notice	1.7(d)
Effective Time	1.6(a)
Estimated Adjusted Working Capital	1.3(a)
Financial Statements	2.4
Flamel	Preamble
Foreign Plan	2.9(d)
Hycet Product Deferred Consideration	1.7(a)
Hycet Product Deferred Payment	1.7(a)
Launch Products Deferred Consideration	1.7(a)
Launch Products Deferred Payment	1.7(a)
Leased Real Property	2.11
Loan Agreement	1.2(a)
Material Contract	2.17(a)
Note	1.2(a)
Pension Plan	2.9(d)
Product Suppliers	2.16
Reviewing Accountant	1.3(e)
Seller Preamble Seller Documents	3.2
Units Recitals Warrant Agreement	1.2(b)
Warrant Consideration	1.2(b)
Working Capital Objection Notice	1.3(d)

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DISCLOSURE SCHEDULES TO THE

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

ÉCLAT HOLDINGS, LLC,

a Delaware limited liability company;

ÉCLAT PHARMACEUTICALS, LLC,

a Delaware limited liability company;

FLAMEL TECHNOLOGIES, SA,

a société anonyme organized under the laws of the Republic of France; and

FLAMEL US HOLDINGS, INC.,

a Delaware corporation. Dated as of March 13, 2012

Capitalized terms used in these Disclosure Schedules that are not otherwise defined herein shall have the respective meanings ascribed to them in the Membership Interest Purchase Agreement referred to above.

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Schedule 1.3(a)

Estimated Adjusted Working Capital

Cash	$1,629,502

Inventory	$35,551

Accounts Receivable	$262,524

Prepaid Assets	$433,466

Other Current Assets	$14,713

Total	$2,375,756

Accounts Payable	$235,617

Accrued Operating Liabilities	$98,968

Return Rebate and Chargeback	$40,000

Total	$374,585

Adjusted Working Capital	$2,001,171

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Schedule 1.8

Warrant Consideration

2.2mm struck at $7.44

1.1mm struck at $11.00

Aggregate Black Scholes Valuation is $3,884,210.

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Schedule 2.1

Jurisdiction/Directors/Officers

Éclat Pharmaceuticals, LLC and Talec Pharma, LLC are registered to do business in Missouri, Montana, North Dakota, and Maine as foreign limited liability companies.

Éclat Pharmaceuticals, LLC Manager and Officers

Manager:

Éclat Holdings, LLC

Officers:

•	Mike Anderson (President & CEO)
•	Chris Keith (Vice President)
•	Alex Karnal (Secretary)

Talec Pharma, LLC Manager and Officers

Manager:

Éclat Pharmaceuticals, LLC

Officers:

•	Mike Anderson (President & CEO)
•	Chris Keith (Vice President)
•	Alex Karnal (Secretary)

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Schedule 2.2

Consents and Approvals

The following agreements require consent upon the consummation of the transactions contemplated by the Agreement:

License and Assignment Agreement, dated as of June 23, 2011 between Éclat Pharmaceuticals, LLC and FSC Laboratories, Inc.

Wholesale Purchase Agreement, dated as of June 20, 2011, between Cardinal Health and Éclat Pharmaceuticals, LLC

Developing Suppliers Program Distribution Services Agreement, effective July 15, 2011, between Cardinal Health and Éclat Pharmaceuticals, LLC.

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Schedule 2.4 Financial Statements See attached.

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Consolidated

December 31, 2011 and 2010

Income Statement	2011	2010
Net revenue	$608,777	$
Cost of goods	303,697		—
Gross profit	305,080

General and administration	$1,751,135		$141,033
Selling and marketing	622,006		29,038
Research and development	1,486,756		75,000
Total expense	3,859,898		245,071
Net loss	$(3,554,818)		$(245,071)

Balance Sheet	2011	2010
Cash	$4,104,329	$1,712,309
Accounts receivable	184,114	—
Inventory	52,285	-
Prepaid	341,342	24,693
Other current assets	3,367	-
Property	59,862	52,268
Intangibles	3,621,429	-
Deposits	5,426	12,926
	8,372,154	1,802,196
Total assets

Accounts payable	204,472	18,415
Accrued liabilities	111,017	27,722
Other short-term	750,000	-
liabilities Long-term debt	6,000,000	-
Other long-term liabilities	2,106,554	1,130
	9,172,043	47,267
Total liabilities

Capital accounts	3,000,000	2,000,000
Retained deficit	(245,071)	—
Net loss	(3,554,818)	(245,071)

Total capital	(799,889)	1,754,929

Total liabilities and capital	$8,372,154	$1,802,196

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Schedule 2.5

Absence of Changes

Éclat Pharmaceuticals, LLC amended and restated its Limited Liability Company agreement, effective March 13, 2012.

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Schedule 2.6(a)

Tax Matters

None

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Schedule 2.9(c)

Independent Contractors

Michael J. Murray, M.D., Ph.D., via a Consulting Agreement, between Michael J. Murray, M.D., Ph.D. and Éclat Pharmaceuticals, LLC, dated April 8, 2011.

Diana Rogers, via a Consulting Agreement, between Diana Rogers and Éclat Pharmaceuticals, LLC, dated May 1, 2011.

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Schedule 2.10

Insurance

Property/Automobile/Inland Marine

•	Carrier- Acuity
•	Effective Date- 12/10/2011
•	Coverage Amount- $120,000

Employment Practices Liability

•	Carrier- XL Insurance
•	Effective Date- 12/10/2011
•	Coverage Amount- $1,000,000

Workers Compensation

•	Carrier- Travelers
•	Effective Date- 12/10/2011
•	Coverage Amount- $1,000,000

General Liability, including Products/Completed Operations

•	Carrier- Evanston Insurance
•	Effective Date- 6/16/2011
•	Coverage Amount- $5,000,000
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Schedule 2.11

Leased Real Property

Lease, with a commencement date of November 1, 2010, between Spirit Center Three, LLC and Éclat Pharmaceuticals, LLC for the lease of the building known as 699 Trade Center Boulevard, Chesterfield, Missouri, 63005.

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Schedule 2.12

Bank Accounts

Accounts with Commerce Bank, N.A.:

1) Éclat Pharmaceuticals, LLC Commercial Checking- acct. #0316917845

2) Business Money Market Account- acct. #0316917860

3) Talec Pharma, LLC Commercial Checking- acct. #0316918068.

Michael Anderson and Laurie Fendler are authorized signatories for each of the bank accounts reference above.

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Schedule 2.15(a)

Proprietary Rights

Domain Names:

www.eclatpharmaceutical.com Expiration Date: 1/18/2013

www.TALECPHARMA.COM Expiration Date: 5/2/2012

www.TALECPHARMACEUT ICAL.COM Expiration Date: 5/2/2012

www.TALECPHARMACEUTICALS.COM Expiration Date: 5/2/2012

www.ECLATPHARMA.COM Expiration Date: 12/2/2013

www.ECLATPHARMACEUT ICALS.COM Expiration Date:12/2/2013

www.Hycet.com Expiration Date: 12/19/2015

Trademark:

HYCET®, U.S. Registration Number 3,012,6561

1 Pursuant to the License and Assignment Agreement, dated as of June 23, 2011 between Éclat Pharmaceuticals, LLC and FSC Laboratories, Inc., Éclat Pharmaceuticals is required to pay a fee for the use of this trademark.

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Schedule 2.17(a)

Material Contracts

(i)

•	Manufacturing and Supply Agreement between Éclat Pharmaceuticals, LLC and Mikart, LLC, dated June 27, 2011.
•	Product Promotion Agreement, dated June 23, 2011, between FSC Pediatrics, Inc. and Éclat Pharmaceuticals, LLC
•	Prosar Agreement, dated May 23, 2011, between Product Safety Resources, Inc. and Éclat Pharmaceuticals, LLC.
•	Consultancy and Services Agreement, dated June 24, 2011 between Beckloff Associates, Inc. and Éclat Pharmaceuticals, LLC.
•	Information Services Agreement, between IMS Health Incorporated and Éclat Pharmaceuticals, LLC, dated February 1, 2011.
•	Phenylephrine HCL Injection Process Development Pricing Proposal, dated as of June 3, 2011, between Patheon UK Limited and Éclat Pharmaceuticals, LLC, as supplemented by change of scope documentation.
•	[***] Pricing Proposal, dated November 26, 2011, between Pantheon UK Limited and Éclat Pharmaceuticals, LLC, as supplemented by change of scope documentation.
•	Neostigmine Methlysulfate Injection Formulation Development Pricing Proposal, between Pantheon UK Limited and Éclat Pharmaceuticals, LLC, dated as of February 21, 2011.
•	Generic Wholesale Service Agreement, dated August 1, 2011 between Cardinal Health and Talec Pharma, LLC.
•	Developing Suppliers Program Distribution Services Agreement, effective July15, 2011, between Cardinal Health and Éclat Pharmaceuticals, LLC.
•	Service Agreement, dated April 20, 2011, between Talec Pharmaceuticals, LLC and DDN/OBERGFEL, LLC, as amended.
•	Service Agreement, dated February 14, 2011, between Éclat Pharmaceuticals, LLC and DDN/OBERGFEL, LLC, as amended.
•	Data Services Agreement, dated as of June 6, 2011, between Éclat Pharmaceuticals and H.D. Smith Wholesale Drug Co.
•	Distribution Services Agreement, dated as of June 14, 2011, between Amerisource Bergen Drug Corporation, Éclat Pharmaceuticals and Bellco Drug Corp.
•	Letter Agreement, between Éclat Pharmaceutical Company and The Weinberg Group, dated October 20, 2010.
•	Letter Agreement between Éclat Pharmaceutical Company, LLC and The Weinberg Group, dated September 3, 2010.
•	Letter Agreement between Éclat Pharmaceuticals and The Weinberg Group, dated May 18, 2011.

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•	Agreement on Audit Execution, between Éclat Pharmaceuticals and Boehringer Ingelheim Pharma GmbH & Co. KG, dated September 30, 2011.
•	Consulting Agreement, dated February 7, 2011 between Éclat Pharmaceuticals and Compliance Insight, Inc.
•	Wholesale Purchase Agreement, dated as of June 20, 2011, between CardinalHealth and Éclat Pharmaceuticals, LLC.
•	Sample Fulfillment Agreement, dated as November 30, 2011, between Éclat Pharmaceuticals, LLC and Foundation Care, LLC.

(ii)

•	License and Assignment Agreement, dated as of June 23, 2011, between Éclat Pharmaceuticals, LLC and FSC Laboratories, Inc.
•	Manufacturing and Supply Agreement between Éclat Pharmaceuticals, LLC and Mikart, LLC, dated June 27, 2011.
•	Standard License Agreement, effective as of January 1, 2011, between First Databank, Inc. and Éclat Pharmaceuticals, LLC

(iii)

•	Lease, with a commencement date of November 1, 2010, between Spirit CenterThree, LLC and Éclat Pharmaceuticals, LLC for the lease of the building known as 699 Trade Center Boulevard, Chesterfield, Missouri, 63005.

(iv)

•	Limited Liability Company Agreement of Éclat Pharmaceuticals, LLC, effective October 18, 2010, between Éclat Holdings, LLC and Éclat Pharmaceuticals, LLC.
•	Limited Liability Company Agreement of Talec Pharma, LLC, effective as of April 5, 2011, between Éclat Pharmaceuticals, LLC and Talec Pharma, LLC.

(v) None.

(vi) None.

(vii)

•	Irrevocable Standby Letter of Credit for Maryland Board of Pharmacy, issued 6/27/2011 by Commerce Bank, N.A. on behalf of Éclat Pharmaceuticals, LLC.
•	Note Purchase Agreement among Éclat Pharmaceuticals, LLC and the investors named therein, dated as November 1, 2010, along with the promissory notes evidencing the indebtedness thereunder.

(viii) None.

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(ix)

•	Pharmaceutical Pricing Agreement, dated October 28, 2011, between the Secretary of Health and Human Services and Talec Pharma, LLC.
•	Pharmaceutical Pricing Agreement, dated October 28, 2011, between the Secretary of Health and Human Services and Éclat Pharmaceuticals, LLC.

(x)

•	Distribution Services Agreement, dated as of June 14, 2011, between AmerisourceBergenDrug Corporation, Éclat Pharmaceuticals and Bellco Drug Corp.
•	Manufacturing and Supply Agreement between Éclat Pharmaceuticals, LLC and Mikart, LLC, dated June 27, 2011.
•	Consultancy and Services Agreement, dated June 24, 2011 between Beckloff Associates, Inc. and Éclat Pharmaceuticals, LLC
•	Phenylephrine HCL Injection Process Development Pricing Proposal, dated as of June 3, 2011, between Patheon UK Limited and Éclat Pharmaceuticals, LLC, as supplemented by change of scope documentation.
•	[***] Pricing Proposal, dated November 26, 2011, between Pantheon UKLimited and Éclat Pharmaceuticals, LLC, as supplemented by change of scope documentation.
•	Neostigmine Methlysulfate Injection Formulation Development Pricing Proposal, between Pantheon UK Limited and Éclat Pharmaceuticals, LLC, dated as of February 21, 2011.
•	Core Distribution Agreement, between McKesson Corporation and Éclat Pharmaceuticals, LLC, dated June 1, 2011, as amended.
•	Generic Wholesale Service Agreement, dated August 1, 2011 between Cardinal Health and Talec Pharma, LLC.
•	Supplier Agreement (Multisource and Onestop Generic Program), dated as August 1, 2011, between McKesson Corporation and Talec Pharmaceuticals, LLC.
•	Pharmaceutical Pricing Agreement, dated October 28, 2011, between the Secretary of Health and Human Services and Talec Pharma, LLC.
•	Pharmaceutical Pricing Agreement, dated October 28, 2011, between the Secretary of Health and Human Services and Éclat Pharmaceuticals, LLC.

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